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                                             Contact:  John J. Schornack
                                                       Chairman of the Board
                                                       (847) 367-4919
                                                              -or-
                                                       Doran J. Unschuld
                                                       President & CEO
                                                       (847) 671-3000 x222


FOR IMMEDIATE RELEASE


                        BINKS NAMES NEW CHAIRMAN AND CEO


(FRANKLIN PARK, IL, June 6, 1996) -- Binks Manufacturing Company, Franklin Park, Illinois-based spray finishing and coating application equipment manufacturer announces that Burke B. Roche, 82, President and CEO of the Company for 47 years has decided to retire to reflect a succession plan he developed and which was approved by the Board. Mr. Roche was named Chairman Emeritus and will continue as a Director. The Board elected John J. Schornack, age 65, as Chairman of the Board of Directors, and Doran J. Unschuld, 72 as President and Chief Executive Officer. The changes are immediate.

     Other management changes include the naming of Terence P. Roche, age 38 as Executive Vice President; Carl M. Springer, age 54 as Vice President-Engineering; Samuel W. Culbertson, age 54 as Vice President-Research and Development; and Jeffrey W. Lemajeur, age 34 as Chief Financial Officer.

     "Doran Unschuld is a 42-year veteran with Binks and has managerial experience in all phases of the company, including legal, financial and operations. As President and CEO, he will be able to carry on the success that Burke Roche brought to Binks during

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BINKS MANAGEMENT CHANGES - page 2


his 47 years, when the company grew from a domestic business with $6 million in sales to a multi-national corporation with more than $260 million in sales," said John Schornack.

     Formerly Senior Vice President and Corporate Secretary, Unschuld is a Director of the Company and its British subsidiary, Binks-Bullows, Ltd.

     Chairman John J. Schornack is the CEO of KraftSeal Corporation and retired Vice Chairman of Ernst & Young LLP.

     "We are increasing the size of the Binks Board from five to nine members. The majority of the directors will be unaffiliated with the company," said Schornack.

     To reflect this new board initiative, Dr. Donald G. Meyer, retired Dean of the School of Business Administration of Loyola University, Chicago, will fill a board vacancy created by the resignation of Jacques De Freitas, retired Managing Director of Sames, S.A., the French subsidiary of the Company.

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